Exhibit 99.1

GTT Appoints Technology Industry Veteran Nick Adamo to GTT Board of Directors

McLean, VA, February 16, 2016 — GTT Communications, Inc. (NYSE: GTT), the leading global cloud networking provider to multinational clients, announced today that Nick Adamo has been named to the GTT board of directors. Adamo currently serves as senior vice president of the global service provider segment for Cisco, a division that is responsible for $13 billion in annual sales.

Adamo brings extensive industry experience to his role on the GTT board, including spearheading numerous sales and technology growth initiatives in the enterprise and service provider segments at Cisco. Prior to his current position, Adamo was senior vice president for the Americas region, where he managed more than 6,500 employees across the United States, Canada, and Latin America, and was responsible for approximately 70% of Cisco’s annual sales.

“Nick is a highly valuable addition to the GTT board of directors,” commented Brian Thompson, executive chairman and founder of GTT. “We look forward to leveraging his expertise in enterprise sales and technology, as well as his significant international experience, to drive even greater success and growth for GTT.”

Adamo’s leadership experience included acting as Cisco’s representative to the Alliance for Telecommunications Industry Solutions (ATIS), a U.S.-based organization that is committed to rapidly developing and promoting technical and operations standards for the communications and IT industry. He also volunteers on the board of Inwood House, a not-for-profit organization in New York City.

“I am pleased to have the opportunity to be part of such a dynamic and fast-growing company,” said Adamo. “I look forward to GTT’s future as we continue to build upon its reputation as a leading service provider to large multinational clients.”

In addition to key positions at Cisco, Adamo worked in sales and sales management at IBM. He holds a Bachelor of Science degree in computer engineering from Columbia University in New York City.

About GTT

GTT’s global Tier 1 IP network enables clients to connect to any location in the world and with any application in the cloud. Our cloud networking services provide a better way for multinational clients to reach the cloud. Clients trust us to deliver secure solutions with simplicity, speed and agility. For more information, visit www.gtt.net.

GTT Media Inquiries:
Ann Rote
+1.703.677.9941
ann.rote@gtt.net